EXHIBIT 21

SUBSIDIARIES OF DOLE FOOD COMPANY, INC.

Registrant's consolidated subsidiaries are shown below together with the percentage of voting securities owned and the state or jurisdiction of organization of each subsidiary. The names have been omitted for subsidiaries which, if considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Percent of Outstanding Voting Securities Owned as of December 29, 2012
Agroindustrial Pinas del Bosque S.A.	Costa Rica	100%
Bananapuerto Puerto Bananero S.A.	Ecuador	100%
Bud Antle, Inc.	California	100%
Copdeban S.A.C.	Peru	100%
Dole Australia Pty Ltd.	Australia	100%
Dole Berry Company	Florida	100%
Dole Chile S.A.	Chile	100%
Dole Dried Fruit and Nut Company, a California general partnership	California	100%
Dole Foods of Canada Ltd.	Canada	100%
Dole Fresh Fruit Company	Nevada	100%
Dole Fresh Fruit Europe OHG	Germany	100%
Dole Fresh Fruit International, Limited	Bermuda	100%
Dole Fresh Vegetables, Inc.	California	100%
Dole Italia s.p.a.	Italy	100%
Dole Japan, Ltd.	Japan	100%
Dole Korea Limited	Korea	100%
Dole Lanka (Private) Limited	Sri Lanka	100%
Dole Packaged Foods Europe	France	100%
Dole Packaged Foods, LLC	California	100%
Dole Philippines, Inc.	Philippines	100%
Dole South Africa (Pty), Ltd.	South Africa	100%
Dole Thailand Limited	Thailand	64%
Dole U.K. Limited	United Kingdom	100%
Lindero Headquarters Company, Inc.	California	100%
Saba Fresh Cuts AB	Sweden	100%
Saba Frukt & Gront AB, Helsingborg	Sweden	100%
Shanghai Dole Food Company, Ltd.	China	100%
Solvest, Ltd.	Bermuda	100%
Standard Fruit Company (Bermuda) Ltd.	Bermuda	100%
Standard Fruit Company de Costa Rica, S.A.	Costa Rica	100%
Standard Fruit De Honduras, S.A.	Honduras	100%
Union de Bananeros Ecuatorianos, S.A.	Ecuador	100%
Ventura Trading Limited	Bermuda	100%